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                                                                   Exhibit 99(a)


                                  News Release


For immediate release                         Contact: George W. Brawley, Jr.
                                              President
                                              (704) 664-4888


Coddle Creek Financial Corp. Announces Special Cash Distribution

MOORESVILLE, N.C. -- (January 8, 2001) -- Coddle Creek Financial Corp. ("CDLC") announced today that its Board of Directors has declared a special cash distribution in the amount of $20.00 per share, payable on January 24, 2001 to shareholders of record as of the close of business on January 19, 2001. The Company currently expects that a large portion, and potentially all, of the distribution will be a non-taxable return of capital, although the exact amount of the distribution that could be considered non-taxable cannot be confirmed until the Company determines its operating results for the tax year ending December 31, 2001. The amount of the special cash distribution that would be treated as a return of capital will be treated as a reduction in the cost basis of each share and will not be subject to income tax as a dividend to shareholders. Shareholders are advised to consult their tax advisors concerning the tax treatment of this one-time cash dividend.

Because of the magnitude of the cash distribution in relation to the Company's share price, rules of the National Association of Securities Dealers require that the stock trade ex-dividend on the day after payment, which will be January 25, 2001. Shareholders who sell their shares before the ex-dividend date transfer the right to receive the cash distribution to the buyers of the shares. On the ex-dividend date, the price of the Company's shares is expected to decrease by the amount of the distribution.

The Company's Employee Stock Ownership Plan ("ESOP"), a qualified retirement benefit plan covering all full-time employees, holds approximately 75,198 shares of Company stock. The trustees of the ESOP expect to purchase additional shares in open market transactions beginning January 26, 2001 with the $1,504,000.00 it will receive from the distribution.

In connection with the payment of this special dividend, the Board of Directors also intends to pay a supplemental cash payment to the holders of unexercised, non-forfeited options, which have been issued in accordance with the Company's Stock Option Plan, equal to the number of shares underlying such options multiplied by the $20 dividend payment per share. The Company estimates that it will be required to record a charge in compensation expense related to this supplemental cash payment in the amount of $1,063,000.00.

The Company expects that it will be required to record a charge to compensation expense related to payment of the distribution on shares of stock in its restricted stock plan for directors and officers of Mooresville Savings Bank. The amount of the charge is estimated to be approximately 145,700.00 (after the related income tax benefits).
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Coddle Creek is the parent holding company of Mooresville Savings Bank, a North
Carolina state-chartered savings bank which operates 3 full service offices in Iredell and Mecklenburg Counties, North Carolina. At September 20, 2000, the Company had total assets of $152.4 million and stockholders equity of $34.7 million or 22.8 % of total assets.